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                                                                   Exhibit 99.1


NEWS


FOR IMMEDIATE RELEASE


CONTACT:    Adrianne Steiss
            (303) 749-5648
            adrianne.steiss@converg.com


            Convergent Communications Takes Steps to Preserve Cash


ENGLEWOOD, Colo., April 17, 2001 Convergent Communications, Inc. today reported that it has taken aggressive steps to preserve its cash resources by reducing its workforce by approximately 400 employees.

The company has been unsuccessful in its efforts to raise additional funding. Consequently, there is a strong possibility that Convergent Communications, Inc. and its subsidiary Convergent Communications Services, Inc., will each seek Chapter 11 protection under the Bankruptcy Code in the very near future to accomplish a restructuring, sale, merger or other alternative.

Convergent Capital Corporation is not expected to seek Chapter 11 protection.



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